ENGINEERING, AND CONSTRUCTION MANAGEMENT AGREEMENT

THIS AGREEMENT made effective as of the 7th day of July, 2006,

BETWEEN:

Dynamotive Energy Systems Corporation
230 – 1700 W. 75th Ave.
Vancouver BC Canada V6P 6G2

(herein called "DynaMotive")

AND:

Tecna S.A.
Encarnaciòn Ezcurra 365 (C1107CLA)
Buenos Aires , Argentina

(herein called "Tecna Argentina").

WHEREAS DynaMotive has requested Tecna to perform the professional services set forth herein and Tecna has agreed to perform such services on and subject to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed as follows:

ARTICLE I - PROJECT

Tecna will perform the professional services set out in Article II hereof in connection with the following project (herein called the "PROJECT"):

200 TPD BioOil Production Plant in Terrace, British Columbia or alternative location.

ARTICLE II - SCOPE OF SERVICES

The professional services to be provided by Tecna hereunder shall consist of the following (herein called the "SERVICES"):

In accordance with Schedule "B" attached

ARTICLE III - COMPENSATION

DynaMotive agrees to pay to Tecna the following fees, expenses and disbursements as compensation (herein called the "COMPENSATION") for providing the SERVICES:

In accordance with Schedule "C" attached

ARTICLE IV - GENERAL CONDITIONS

Tecna shall provide the SERVICES in accordance with and subject to the GENERAL CONDITIONS attached hereto as Schedule "A". If there are discrepancies between Articles to this Agreement and any clauses to the General Conditions hereto, the Agreement Articles shall prevail.

ARTICLE V - SUPPLEMENTAL CONDITIONS

The following SUPPLEMENTAL CONDITIONS shall also form part of this AGREEMENT:

1.0 Tecna recognizes that the BioOil production process is a proprietary process of DynaMotive and that Tecna is not responsible for nor has any claim to the process, which intellectual property rights belong to DynaMotive as provided for in the Alliance Agreement signed by the parties. All improvements in connection with the BioOil process discovered or developed by Tecna in the course of its work under this AGREEMENT will be promptly disclosed to and belong to DynaMotive.

2.0 Time is of the essence of this agreement.

3.0 Tecna undertakes that any equipment designs by Tecna on behalf of DynaMotive, are free from any valid claim for patent infringement and any labels or trademarks affixed thereto by or on behalf of Tecna, are free from any valid claim for copyright or trademark infringement. Manufactured components such as motors, instruments, controls purchased and included into the designs do not form part of this undertaking.

4.0 Tecna shall indemnify DynaMotive and hold it harmless from and against any and all loss, liability or expense by reason of any claim or suit for alleged infringement of any copyright, trademark or patent resulting from or arising in connection with the manufacture, sale, normal use or other normal disposition of equipment designed by Tecna, and shall defend any such claim or suit and pay all costs and expenses incidental thereto; provided, however, that DynaMotive shall have the right at its option, to participate in the defence of any such claim or suit without relieving Tecna of any obligation hereunder. DynaMotive does not hold Tecna liable for indemnity caused by DynaMotive's own violation of patent or contractual obligations

5.0 Tecna shall not release any advertising copy nor issue any press release mentioning DynaMotive's name or quoting the opinion of DynaMotive's employees without prior written approval by DynaMotive.

6.0 DynaMotive or any of DynaMotive's duly authorized agents or representatives shall have full access to inspect Tecna's PROJECT-related, books, timesheets, etc. during normal office hours on reasonable notice.

ARTICLE VI - TERM AND TERMINATION

General Term. Tecna shall make its best efforts in order to achieve Substantial Completion of the whole of the PROJECT in the term that the parties agreed opportunely, from the effective date specified above or until terminated on 30 days notice in accordance with the GENERAL CONDITIONS.

The responsibilities regarding intellectual property rights and disclosure of proprietary information indicated in the Alliance Agreement signed by the parties shall prevail and will only expire as provided in the Alliance Agreement..

Extension of term. Tecna shall have the right to issue to DynaMotive from time to time a request for extension of the Agreement term due to the following events. (1) any failure by DynaMotive to timely perform their obligations under this Contracts; (ii) Changes in applicable laws after the Effective Date, and (iii) Force Majeure.

ARTICLE VII - NOTICES

All notices required by this AGREEMENT to be given by either party shall be made in writing and shall be deemed to be properly given and received on the date of delivery if delivered by hand or within 2 days of transmission if transmitted to the other party by facsimile or registered mail, addressed to the address of such other party as set forth herein.

ARTICLE VIII - GOVERNING LAW

This AGREEMENT shall be deemed to have been made in the place where DynaMotive's address as set forth herein is located, and its provisions, interpretation and performance shall be governed by the laws of such place.

ARTICLE IX - SEVERABILITY AND SURVIVAL

If any of the provisions contained in this AGREEMENT are held illegal, invalid or unenforceable, the other provisions shall remain in full effect. Limitations of liability set forth herein shall survive termination of this AGREEMENT for any cause.

ARTICLE X- ENTIRE AGREEMENT

This AGREEMENT, together with any documents noted in Article XI below and the SCHEDULE(S) attached hereto, constitutes the sole and entire agreement between DynaMotive and Tecna relating to the SERVICES, and supersedes all prior agreements between them, whether written or oral, respecting the subject matter hereof, and no other terms, conditions, warranties or guarantees, whether express or implied, shall form a part hereof.

DynaMotive may issue specific additional task Purchase Orders which shall be integrated into this AGREEMENT. If DynaMotive issues a Purchase Order in connection with the SERVICES, any terms and conditions contained in such Purchase Order do not apply to this AGREEMENT. This AGREEMENT may be amended only by written instrument signed by both DynaMotive and Tecna.

ARTICLE XI - DOCUMENTS:

The documents are complementary, and what is called for by one shall be as binding as if required for by all. The fact that any of the documents shall specify Services or an act to be done in a more particular way, or shall require more work or acts to be done in connection with any particular operation, than is required by another of the documents, or shall broaden the obligations expressed in another of the documents, is not and shall not be considered a conflict

The documents referred to in Article X are:

1 Alliance Agreement between DynaMotive and Tecna signed May 9, 2001 and Renewed January 1, 2005.
2 Schedule "A" attached
3 Schedule "B" attached
4 Schedule "C" attached

ARTICLE XII - ASSIGNMENT

This AGREEMENT shall enure to the benefit of and be binding upon the parties, their executors, administrators, successors and permitted assigns. Tecna may not assign this AGREEMENT without the written consent of DynaMotive provided, however, that Tecna shall be entitled, in its discretion and at any time, to assign this AGREEMENT to any of its subsidiaries or affiliates upon written notice to DynaMotive and providing that Tecna remains responsible for the obligations hereunder of such affiliate and to engage sub-consultants to perform all or any part of the SERVICES. DynaMotive may not assign this AGREEMENT without the written consent of Tecna provided, however, that DynaMotive shall be entitled, in its discretion and at any time, to assign this AGREEMENT to a third party corporation or partnership, formed specifically for the execution of the PROJECT and which corporation or partnership DynaMotive is a shareholder of or partner in, upon written notice to Tecna.

ARTICLE XIII - LANGUAGE

The parties hereto acknowledge that they are satisfied that this AGREEMENT be drawn up in the English language. Les parties aux présentes acceptent que la présente entente soit rédigée en anglais.

IN WITNESS WHEREOF the parties have executed this AGREEMENT.

DynaMotive Energy Systems Corporation	Tecna S. A.
By: ______________________ Authorized Representative	By: ______________________ Authorized Representative
By: ______________________ Authorized Representative	

Schedule "A"
GENERAL CONDITIONS
OF THE AGREEMENT

1. **DynaMotive's Responsibilities.** Unless otherwise agreed to by Tecna in writing, DynaMotive shall do the following in a timely manner so as not to delay the SERVICES:

(a) Provide Tecna with all information in its possession or control relating to the SERVICES to be performed and, if applicable, the site(s) for the PROJECT (herein called the "SITE").

(b) Grant or arrange timely and unobstructed access to the SITE for all equipment and personnel of Tecna required to perform the SERVICES. It is Tecna's responsibility to take reasonable precautions to prevent damage to the SITE and to pay reasonable compensation in the event that damages occur due to the actions of Tecna's personnel.

(c) Obtain any required approvals, licenses, permits or related documents so as not to delay Tecna in the performance of the SERVICES. Tecna will use its best efforts to identify and advise DynaMotive, provide assistance and assume technical lead to obtain such approvals, permits and licenses in a timely and effective manner.

(d) Give prompt consideration to all reports and other documents relating to the SERVICES furnished by Tecna and, whenever prompt action is necessary, inform Tecna in writing of its decisions in such reasonable time so as not to delay the SERVICES or to prevent Tecna from forwarding instructions to its sub-consultants in good time.

2. **Responsibility For Work.** CONTRACTOR alone is responsible for the quality control of the WORK, for construction means, methods, techniques, sequences and procedures, for the direction of construction personnel, selection of construction equipment and co-ordination of subcontractors, for safety precautions and programs and for placing into operation any plant or equipment and for failure to perform the WORK in accordance with the construction contract. Field services are rendered for the benefit of DynaMotive, not CONTRACTOR.

Tecna will consult with and advise DynaMotive and will serve as DynaMotive's professional engineering representative in carrying out the PROJECT. Tecna is hereby granted authority as agent of DynaMotive to disapprove or reject any of the WORK which Tecna may observe or discover does not conform with the construction contract. All of DynaMotive's instructions to CONTRACTOR will be issued through Tecna as DynaMotive's agent, who will have authority to act on behalf of DynaMotive to the extent provided by the terms of the construction contract. Neither acceptance nor approval by Tecna of the WORK, whether express or implied, shall relieve CONTRACTOR from its responsibilities to DynaMotive for the proper performance of such WORK.

3. **Building Codes and Bylaws.** Tecna will endeavour to obtain from the appropriate authorities their interpretation of applicable Building Codes and Bylaws and will, to the best of its ability, interpret Building Codes and Bylaws as they apply to the PROJECT at the time of design, but it is expressly acknowledged and agreed by DynaMotive that as the PROJECT progresses, the Building Codes and Bylaws may change, through no fault of Tecna, and any extra cost necessary to conform to such changes during or after execution of the WORK will be paid by DynaMotive.

4. **Materials and Samples.** Any items, substances, materials or samples removed from the SITE for testing, analysis, or other evaluation will be returned to the SITE unless otherwise agreed to by the parties in writing. DynaMotive recognises and agrees that Tecna is acting as a bailee and at no time assumes title to said items, substances, materials or samples.

5. **Ownership and Use of Documents.** All of the documents, including copyright therein, (including without limitation drawings and specifications and electronic or digital data) prepared by or on behalf of

Tecna in connection with the PROJECT (herein called the "DOCUMENTS") will become the property of DynaMotive upon full and final payment of the COMPENSATION.

The DOCUMENTS are intended for the DT1-2 BioOil Plant Project and all project participants are able to rely on the DOCUMENTS resulting from this AGREEMENT.

The DOCUMENTS may be relied upon by DynaMotive for design and construction work undertaken by other parties with respect to the PROJECT provided such parties verify the accuracy and completeness of the DOCUMENTS to their satisfaction.

Tecna and DynaMotive acknowledge that all information in relation to this PROJECT is Confidential Information as defined in their Alliance Agreement and shall be treated as confidential as stipulated in that agreement.

6. Confidentiality. Tecna shall use reasonable efforts to keep confidential all data and information which is marked confidential and furnished to Tecna by DynaMotive under this AGREEMENT. Tecna's confidentiality obligations shall not apply if such data or information is within the public domain, previously known to Tecna, obtained by Tecna from third parties without violating any confidentiality agreement or required to be produced by Tecna pursuant to any law, subpoena or court order.

If Tecna is requested by a Court of Law to provide any confidential information related to this AGREEMENT, DynaMotive shall be notified on a timely basis and Tecna shall assist DynaMotive in contesting such court request if DynaMotive so requests.

7. Invoices

All sales, use, value added, business transfer, gross receipts or other similar taxes will be added to Tecna's fee when invoicing DynaMotive

8. Payments to Tecna. Monthly invoices will be issued by Tecna for all SERVICES performed under this AGREEMENT. Except as set forth below, DynaMotive shall pay each invoice within 15 days of the date of the invoice.

In the event of a disputed billing, only the disputed portion will be withheld from payment, and the undisputed portion will be paid. DynaMotive will exercise reasonableness in disputing any bill or portion thereof. No interest will accrue on any disputed portion of the billing until mutually resolved.

9. Changes. DynaMotive may make or approve changes within the general scope of the SERVICES provided written notice of such changes is given to Tecna. If such changes affect Tecna's cost of or time required for performance of the SERVICES, an equitable adjustment of the COMPENSATION or of the term hereof will be made through an amendment to this AGREEMENT. All changes to COMPENSATION shall be approved in writing.

10. Force Majeure. If performance of the SERVICES is affected by causes beyond Tecna's or DynaMotive's reasonable control, the PROJECT schedule and the COMPENSATION shall be equitably adjusted by mutual agreement of the parties.

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give

reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

"In the event and to the extent that an event of Force Majeure, (a) has caused a delay in the performance of the Works, then the Contractor will be entitled to an extension equal to the duration of the impact of the Force Majeure event in the Work Schedule, and/or (b) results in increased costs to Contractor, then Contractor will be entitled to compensation for any costs (including stand by costs) incurred by Contractor as a direct result of such event of Force Majeure."

11. Standard of Care. The standard of care applicable to the SERVICES will be the degree of care, skill and diligence normally employed by Canadian professional engineers or consultants performing the same or similar services at the time that the SERVICES are performed.

12. Deleted.

13. Limitation of Liability. Tecna's liability to DynaMotive for claims arising out of this AGREEMENT, or in any way relating to the SERVICES, will be limited to the reperformance, without additional compensation, of any SERVICES not meeting the standard set forth in GENERAL CONDITION 11 and to direct damages and such liability will, in the aggregate, not exceed
the limit of Tecna's Professional Liability Insurance as specified in GENERAL CONDITION 12.

In no event will Tecna be liable for indirect or consequential damages including without limitation loss of use or loss of profits nor will it be responsible for the failure of CONTRACTOR to perform the WORK. No claim may be brought against Tecna more than 3 years after the SERVICES were last performed under this AGREEMENT. These provisions take precedence over any conflicting provisions of this AGREEMENT or any document incorporated into it or referenced by it.

The limitations of liability contained in this General Condition will apply, to the extent permitted by law, whether Tecna's liability arises under breach of contract or warranty; tort, including negligence; strict liability; statutory liability; or any other cause of action, and will extend to and include Tecna's directors, officers, employees, insurers, agents and sub-consultants.

The total aggregate liability of Contractor under this Contract and including any and all liquidated damages, shall not exceed of the sum of U$S 100,000 (one hundred thousand dollars)

14. No Third Party Beneficiaries. This AGREEMENT gives no rights or benefits to anyone other than DynaMotive and Tecna and has no third party beneficiaries except as provided in GENERAL CONDITION 13.

15. Termination. This AGREEMENT may be terminated for convenience by either party on 30 days' written notice without citing any cause or if either party fails substantially to perform through no fault of the other and does not commence correction of such non-performance within 5 days of written notice and diligently complete the correction thereafter. On termination, Tecna will be paid for all authorized work performed up to the termination date. Tecna shall be allowed a reasonable period of time to complete such records as are considered necessary by Tecna to place its files in order to protect its professional reputation and/or limit its legal liability.

"In the event of termination for convenience of the Client , the Contractor shall also be entitled to receive the cost of materials or goods ordered for the Works or for use in connection with the Works which have been delivered to the Contractor or of which the Contractor is legally liable to accept delivery,

demobilization cost and any associated costs, and the cost of cancellation of any other purchase order already issued by the Contractor, provided that the Contractor will endeavour to minimize such costs."

16. Representatives. Each party shall designate a representative who is authorized to act on behalf of such party and to receive notices under this AGREEMENT.

17. Dispute Resolution. Upon the written request of either party, the parties shall attempt to resolve all disputes arising out of or in connection with this AGREEMENT, or in respect of any defined legal relationship associated with it or from it, by structured negotiation, on a without prejudice basis, with the assistance of a mediator appointed by them. If a dispute cannot be settled within a period of 30 days after such request, or such longer period as may be agreed to by the parties, the parties shall decide resolve the dispute shall be settled solely and exclusively by binding arbitration in Miami, Florida, United State of America. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of International Chamber of Commerce (ICC). Each party shall bear its own attorneys fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive.